Exhibit 99.1

Jay Hooley Joins Aptiv Board of Directors

DUBLIN - Aptiv PLC (NYSE: APTV), a global technology company enabling the future of mobility, today announced Joseph L. (Jay) Hooley has been named to its board of directors, effective as of January 8, 2020.

“I am delighted to welcome Jay to Aptiv’s Board of Directors,” said Kevin Clark, president and chief executive officer. “Jay brings his deep business acumen and a legacy of transforming State Street as we continue to lead the industry in developing and integrating technology solutions that solve mobility’s toughest challenges.”

Hooley is the retired chairman and CEO of State Street. He became CEO in March 2010 and served in the role for eight years. He was named chairman of the board of State Street in 2011. He previously served as State Street’s president and chief operating officer, and prior to that, Hooley held a number of senior management positions at the company.

Hooley serves on the boards of Exxon Mobil Corporation and Liberty Mutual Insurance. He is also a director on the board of Boys & Girls Clubs of Boston.

Hooley holds a Bachelor of Science degree from Boston College.

About Aptiv
Aptiv is a global technology company that develops safer, greener and more connected solutions enabling the future of mobility. Visit aptiv.com.

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Aptiv Media Contact	Aptiv IR Contact
Sarah McKinney	Elena Rosman
sarah.mckinney@aptiv.com	elena.rosman@aptiv.com
+1 617.603.7946	+1 917.994.3934